Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Ondas Holdings Inc. 2018 Incentive Stock Plan, as amended, of our report dated March 13, 2020, with respect to the consolidated financial statements of Ondas Holdings Inc., included in its Annual Report on Form 10-K for the year ended December 31, 2019. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Rosenberg Rich Baker Berman, P.A.

Somerset, New Jersey

March 30, 2020